Exhibit 10.5

UHS HOLDCO, INC.

FORM OF OPTION AGREEMENT
EVIDENCING A GRANT OF AN OPTION UNDER
THE 2007 STOCK OPTION PLAN

This Option Agreement (this “Agreement”) is made [                      ], 20    , between UHS Holdco, Inc., a Delaware corporation (the “Company”), and [                      ] (“Grantee”).  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Plan (as defined below).

1.             Grant of Option.  Pursuant to the UHS Holdco, Inc. Stock Option Plan (the “Plan”), the Company hereby grants to Grantee, as of the date hereof, a stock option (the “Option”) to purchase from the Company [        ] shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at the exercise price per share of $[          ] (the “Exercise Price”), subject to the terms and conditions set forth herein and in the Plan.  Upon certain events, the number of Shares and/or the Exercise Price may be adjusted as provided in the Plan.

2.             Grantee Bound by Plan.  The Plan is incorporated herein by reference and made a part hereof.  Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.  The Plan should be carefully examined before any decision is made to exercise the Option.

3.             Exercise of Option.  Subject to the terms and conditions contained herein, including Section 7 hereof, and in the Plan, the Option may be exercised, in whole or in part, to the extent it has become vested, by written notice to the Company at any time and from time to time after the date of grant.  The Option may not be exercised for a fraction of a share of Common Stock.  Options are subject to cancellation as provided in the Plan.

4.             Expiration of Option.

(a)           The Option shall not be exercisable in any event ten years after the date hereof.  Any part of the Option that is not vested on the Termination Date shall expire and be forfeited on such date, and any part of the Option that is vested on the Termination Date shall also expire and be forfeited to the extent not exercised on or before 90 days following the Termination Date or such shorter period if such 90-day period would exceed the original term of the Option; provided, that in the event of the death or disability of the Grantee, any part of the Option that is vested on the date of the Termination Date shall expire and be forfeited to the extent not exercised on or before 180 days following the Termination Date or such shorter period if such 180-day period would exceed the original term of the Option.

(b)           Subject to Section 5(d), all unvested Performance Vesting Options shall terminate in their entirety, without any action on the part of the Company, upon the occurrence of a Sale of the Company.

5.             Vesting of Performance Vesting Options.

(a)           A portion of the Option granted under this Agreement representing the right to purchase [                      ] Shares (the “Performance Vesting Options”) shall vest in whole or in part and become exercisable with respect to the Shares prior to the tenth anniversary of the date hereof upon the attainment of certain goals and upon certain events as described in this Section 5.

(b)           The Performance Vesting Option shall vest and become exercisable with respect to 16.66% of the Shares (rounded to the nearest whole share) on each December 31 after the date hereof (a “Performance Vesting Date”) during the period beginning on the date hereof and ending on December 31, 20[    ](1) (such period of time is referred to as the “Performance Vesting Period”), if and only if, (i) the Grantee remains continuously employed with the Company and/or any of its Subsidiaries during the period beginning on the date hereof and ending on the applicable Performance Vesting Date and (ii) the Company’s Adjusted EBITDA (as defined below) for such fiscal year equals or exceeds the Adjusted Target EBITDA (as defined below) for such fiscal year; provided, however, at the end of each fiscal year of the Company during the Performance Vesting Period, if the sum of the Company’s Adjusted EBITDA for the fiscal year ending on such Performance Vesting Date and the Company’s Adjusted EBITDA for each of the previous fiscal years during the Performance Vesting Period equals at least 100% of the sum of the Adjusted Target EBITDA for the fiscal year ending on such Performance Vesting Date and the Adjusted Target EBITDA for each of the previous fiscal years during the Performance Vesting Period (such determination is referred to herein as the “Aggregate Test”), then the Performance Vesting Options shall vest and become exercisable for the number of Shares which will result in the aggregate number of Shares which are vested as of the end of such fiscal year being equal to the greater of (A) the number of Shares that would have otherwise vested and become exercisable as determined without regard to the Aggregate Test and (B) the number of Shares which would have vested if 16.66% of the Shares vested on each Performance Vesting Date ending on or prior to the Performance Vesting Date which is the last day of such fiscal year.

(c)           Notwithstanding anything contained herein to the contrary, (i) if the Company or any of it Subsidiaries consummates an acquisition of another Person, a disposition of the Company or any of its Subsidiaries to another Person or any similar transaction during any fiscal year of the Company or (ii) if the accounting policies, procedures or rules to which the Company is subject change, in either case during the Performance Vesting Period, then the Adjusted Target EBITDA for the remainder of such fiscal year after such transaction or the effective date of such change and all subsequent fiscal years during the Performance Vesting Period will be adjusted in good faith by the Committee, and each such adjusted and approved Adjusted Target EBITDA shall be deemed the applicable Adjusted Target EBITDA for such fiscal year and each such subsequent fiscal years for all purposes hereunder during the Performance Vesting Period.  Any such adjustment to the Adjusted Target EBITDA will not

(1)          This will refer to the fifth year after the year during which grants are made (e.g., for grants made in 2010, insert “15”).

affect the Adjusted Target EBITDA or the Aggregate Test with respect to any fiscal years (or a portion of any fiscal year) prior to the consummation of such transaction.

(d)           In the event of a Sale of the Company, so long as the Grantee remains continuously employed by the Company and/or any of its Subsidiaries during the period beginning on the date hereof and ending on the date that such Sale of the Company is consummated [(or if the Grantee is terminated without Cause or the Grantee resigns for Good Reason in the 30 days period prior to the consummation of such Sale of the Company, the Grantee shall be deemed to have been continuously employed by the Company and/or any of its Subsidiaries during the period beginning on the date hereof and ending on the date that such Sale of the Company is consummated for purposes of this Section 5(d) only)] the Performance Vesting Options shall vest and become immediately exercisable with respect to 100% of the Shares and, subject to Sections 5.10 and 6.4 of the Plan, shall remain exercisable for a period of 90 days following such Sale of the Company.

(e)           For purposes of this Section 5, the following terms have the following meanings:

(i)            “Adjusted EBITDA” means, with respect to the Company and its Subsidiaries, on a consolidated basis, for any fiscal year, the sum of: (A) the net income for such fiscal year (before the payment of any dividends and excluding the effect of any extraordinary gains or losses during such period and the effect of any purchase accounting adjustments as a result of the acquisition of UHS by the Company), plus (B)  interest expense, federal, state, foreign and local income, franchise, and other similar taxes, depreciation and amortization for such fiscal year, plus (C) any management fees paid to Irving Place Capital Merchant Manager III, L.P. (formerly known as Bear Stearns Merchant Manager III, L.P., formerly known as Bear Stearns Merchant Manager III (Cayman), L.P.) or its Affiliates (collectively, “BSMB”) pursuant to the Amended and Restated Professional Services Agreement, dated as of February 1, 2008, by and between UHS and Irving Place Capital Merchant Manager III, L.P. (formerly known as Bear Stearns Merchant Manager III, L.P., formerly known as Bear Stearns Merchant Manager III (Cayman), L.P.), as amended, modified or restated from time to time (the “Services Agreement”), any management fees paid to any other institutional investor that owns shares of Common Stock and any director fees paid to members of the Board, in each case, during such fiscal year, plus (D) any non-cash charges to the extent that such charges will not result in a cash charge in any future period (including any non-cash expenses relating to the options under FAS 123(R)) during such fiscal year, plus (E) any fees paid by the Company or UHS to David Dovenberg, but not to exceed $250,000 in any fiscal year, plus (or minus) (F) any unusual and non-recurring losses (or gains) for such fiscal year, minus (G) any non-cash gains during such fiscal year, in each case, as determined in accordance with United States generally accepted accounting principles and as set forth on the Company’s financial statements for such fiscal year which have been approved by the Board.

(ii)           “Adjusted Target EBITDA” means, for any fiscal year of the Company during the Performance Vesting Period, the Base Target EBITDA (as set forth or provided for in Annex I attached hereto) for such year; provided, that the Committee shall make appropriate adjustments to any Adjusted Target EBITDA (i) to the extent that there are material deviations in the amount of capital expenditures actually incurred by the Company during any fiscal year from the Capital Expenditures Target (as set forth or provided for in Annex I attached hereto) for such fiscal year and (ii) in accordance with Section 5(c) above.

6.             Vesting of Time Vesting Options.

(a)           A portion of the Option granted under this Agreement representing the right to purchase [              ] Shares shall be subject to vesting (the “Time Vesting Options”) in the manner described in this Section 6.

(b)           The Time Vesting Options shall fully vest and become exercisable with respect to the applicable number of Shares set forth below if and only if the Termination Date does not occur during the period beginning on the date hereof and ending on the applicable vesting date determined below.  The Time Vesting Options shall cumulatively vest and become exercisable with respect to 16.66% of the Shares (rounded to the nearest one-thousandth (0.001) of a share of Common Stock) on each December 31 after the date hereof during the period beginning on the date hereof and ending on December 31, 20[    ](2).

(c)           Upon (i) a Change in Control (as defined below) or (ii) a Sale of the Company pursuant to clause (ii) of the definition thereof set forth in the Plan, 100% of any portion of the Time Vesting Options that is not vested as of the date of such Change in Control or such Sale of the Company, as applicable, shall become vested and immediately exercisable and, subject to Sections 5.10 and 6.4 of the Plan, shall remain exercisable for a period of 90 days following such Change in Control or such Sale of the Company, as applicable.  For the purposes  hereof, “Change in Control” means any (i) sale or issuance (or series of sales or issuances) of Common Stock or the right to acquire Common Stock by the Company or any holders thereof which results in any Person or group of Affiliated Persons (other than the owners of Common Stock or the right to acquire Common Stock as of the date hereof and Affiliates of such Persons) owning and/or having the right to acquire more than 50% of the Common Stock on a fully diluted basis at the time of such sale or issuance (or series of sales or issuances), other than in connection with a Public Offering or (ii) merger, share exchange, reorganization, recapitalization or consolidation to which the Company is a party (other than a merger in which the Company is the surviving entity, or a share exchange in which capital stock of the Company is issued, that does not result in more than 49% of the Company’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Board being owned of record or beneficially by persons or entities other than the holders of such capital stock immediately prior to such merger or share exchange).

(2)   This will refer to the fifth year after the year during which grants are made (e.g., for grants made in 2010, insert “15”).

7.             Conditions to Exercise.  The Option may not be exercised by Grantee unless the following conditions are met:

(a)           The Option has become vested with respect to the Shares to be acquired pursuant to such exercise;

(b)           Legal counsel for the Company must be satisfied at the time of exercise that the issuance of shares of Common Stock upon exercise will be in compliance with the Securities Act and applicable United States federal, state, local and foreign laws; and

(c)           Grantee must pay at the time of exercise the full Exercise Price for the Shares being acquired hereunder in the form elected by Grantee, plus any withholding tax (which shall be paid only in cash) required in connection with such exercise, in each case, in accordance with the terms of the Plan[; provided, that the Withholding Amount relating to the Options, at the Grantee’s election, shall reduce the number of Shares (based on the Fair Market Value of such Shares) that are issuable upon exercise of such portion of the Option; provided, however, that the number of Shares used to satisfy the Withholding Amount shall not exceed the minimum withholding tax obligation under applicable federal and state law in effect at such time].

8.             Transferability.  The Option (including the right to receive the Shares) may not be Transferred or assigned by Grantee, other than by will or the laws of descent and distribution and, during the lifetime of Grantee, the Option may be exercised only by Grantee (or, if Grantee is incapacitated, by Grantee’s legal guardian or legal representative).  In the event of the death of Grantee, the Option, to the extent it has not vested on the date of death, shall terminate; and the exercise of the Option, to the extent it has vested as of the date of death, may be made only by the executor or administrator of Grantee’s estate or the Person or Persons to whom Grantee’s rights under the Option pass by will or the laws of descent and distribution.  If Grantee or anyone claiming under or through Grantee attempts to violate this Section 8, such attempted violation shall be null and void and without effect, and the Company’s obligation hereunder shall terminate.  Any Issued Stock received upon exercise of the Option is subject to the [repurchase right], restrictions on Transfer and other rights and obligations set forth in the Plan[; provided, that, notwithstanding anything contained in the Plan, any Shares received by Grantee upon exercise of the Option shall not be subject to the repurchase rights set forth in Section 5.7 of the Plan].

9.             Administration.  Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on Grantee and all persons claiming under or through Grantee, except as expressly provided in Grantee’s employment agreement, if any, with the Company or any of its Subsidiaries.  By accepting this grant or other benefit under the Plan, Grantee and each person claiming under or through Grantee shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

10.           No Rights as Stockholder.  Unless and until a certificate or certificates representing such shares of Common Stock shall have been issued to Grantee (or any person acting under Section 7 above), Grantee shall not be or have any of the rights or privileges of a stockholder of the Company with respect to shares of Common Stock acquirable upon exercise of the Option.

11.           Investment Representation.  Grantee hereby acknowledges that the shares of Common Stock which Grantee may acquire by exercising the Option shall not be Transferred in the absence of an effective registration statement for the shares of Common Stock under the Securities Act and applicable state securities laws or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.  Grantee also agrees that the shares of Common Stock which Grantee may acquire by exercising the Option will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws.

12.           Rights of Grantee.  Neither this Agreement nor the Plan creates any employment rights in Grantee and neither the Company nor any of its Subsidiaries shall have any liability arising out of the Plan or this Agreement for terminating Grantee’s employment or reducing Grantee’s responsibilities.

13.           Notices.  Any notice hereunder to the Company shall be addressed to the Company’s principal executive office, Attention: General Counsel, and any notice hereunder to Grantee shall be addressed to Grantee at Grantee’s last address on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address.  Any notice shall be deemed to have been duly given when delivered personally, one day following dispatch if sent by reputable overnight courier, fees prepaid, or three days following mailing if sent by registered mail, return receipt requested, postage prepaid and addressed as set forth above.

14.           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successors and assigns to the Company and all persons lawfully claiming under Grantee.

15.           [Non-Competition and Non-Solicitation.

(a)           In consideration of the Company’s grant of the Option hereunder, the Grantee acknowledges that, during the course of the Grantee’s employment with the Company and its Subsidiaries (the “Term”), the Grantee shall become familiar with the trade secrets of the Company and its Subsidiaries and other Confidential Information (as defined below) concerning the Company and its Subsidiaries (and their respective predecessor companies) and that the Grantee’s services have been and shall be of special, unique and extraordinary value to the Company and its Subsidiaries.  Accordingly, the Grantee agrees that during the Term and thereafter until the end of the first anniversary of the Grantee’s Termination Date, the Grantee shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any Competing Business (as defined below) in the United States; provided, that the foregoing shall not prohibit Grantee from owning stock as a passive investor in any publicly traded corporation so long as Grantee’s ownership in such corporation, directly or indirectly, is less than 2% of the voting stock of such corporation.  For purposes of this paragraph, “Competing Business” means any business activity involving the outsourcing or rental of movable medical equipment and related services to the health care industry.

(b)           During the Term and thereafter until the end of the second anniversary of the Date of Termination, the Grantee shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at any time within the one (1) year period before the Grantee’s Termination Date, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary, except with the prior written consent of the Board, which consent will be given at the sole discretion of the Board.]

16.           [Non-Disclosure. The Grantee agrees that during and at all times after the Term, the Grantee will keep secret all confidential matters and materials of the Company (including its Subsidiaries and Affiliates), including, without limitation, know-how, trade secrets, real estate plans and practices, individual office results, customer lists, pricing policies, operational methods, any information relating to the Company (including any of its Subsidiaries and Affiliates) products, processes, customers and services and other business and financial affairs of the Company (collectively, “Confidential Information”), to which the Grantee had or may have access and will not disclose such Confidential Information to any Person other than (i) the Company, its respective authorized employees and such other Persons to whom the Grantee has been instructed to make disclosure by the Board, (ii) as appropriate (as determined by the Grantee in good faith) to perform the Grantee’s duties to the Company or its Subsidiaries, or (iii) in compliance with legal process or regulatory requirements.  “Confidential Information” will not include any information which is in the public domain during or after the Term to the extent that such information is not in the public domain as a consequence of disclosure by the Grantee in violation of this Option Agreement.]

17.           [Intellectual Property, Inventions and Patents.  The Grantee acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any Confidential Information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to the actual or anticipated business, research and development or existing or future products or services of the Company or its Subsidiaries and which are conceived, developed or made by the Grantee (whether individually or jointly with others) while employed by the Company or its Subsidiaries (or their respective predecessors) (“Work Product”), belong to the Company or its Subsidiaries.  The Grantee shall promptly disclose such Work Product to the Board and, at the Company’s expense, perform all actions reasonably requested by the Board (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).]

18.           [Modification.  The Grantee agrees and acknowledges that the duration and scope of the covenants described in Section 15, 16 or 17 are fair, reasonable and necessary in order to protect the goodwill and other legitimate interests of the Company and its Subsidiaries, that adequate consideration has been received by the Grantee for such obligations, and that these obligations do not prevent the Grantee from earning a livelihood.  If, however, for any reason any court of competent jurisdiction determines that any restriction contained in Section 15, 16 or 17 are not reasonable, that consideration is inadequate, such restriction will be interpreted, modified or rewritten to include as much of the duration, scope and geographic area identified in Section 15, 16 or 17 as will render such restrictions valid and enforceable.]

19.           [Remedies. The Grantee acknowledges that the Company will suffer irreparable harm as a result of a breach of this Option Agreement by the Grantee for which an adequate monetary remedy does not exist and a remedy at law may prove to be inadequate.  Accordingly, in the event of any actual or threatened breach by the Grantee of any provision of this Option Agreement, the Company will, in addition to any other remedies permitted by law, be entitled to obtain remedies in equity, including without limitation specific performance, injunctive relief, a temporary restraining order and/or a permanent injunction in any court of competent jurisdiction, to prevent or otherwise restrain any such breach without the necessity of proving damages, posting a bond or other security.  Such relief will be in addition to and not in substitution of any other remedies available to the Company.  The existence of any claim or cause of action by the Grantee against the Company or any of its Subsidiaries, whether predicated on this Option Agreement or otherwise, will not constitute a defense to the enforcement by the Company of this Option Agreement.  The Grantee agrees not to defend on the basis that there is an adequate remedy at law.]

20.          Governing Law. The validity, construction, interpretation, administration and effect of the Plan, and of its rules and regulations, and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.  The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any Federal court sitting in the State of Minnesota over any suit, action or proceeding arising out of or relating to this Agreement.  The parties hereby agree that service of any process, summons, notice or document by U.S. registered mail addressed to any such party shall be effective service of process for any action, suit or proceeding brought against a party in any such court.  The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  The parties hereto agree that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon any party and may be enforced in any other courts to whose jurisdiction any party is or may be subject, by suit upon such judgment.

21.           WAIVER OF RIGHT TO JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE PLAN, OR THE ENFORCEMENT HEREOF OR THEREOF.  THE GRANTEE AGREES THAT THIS SECTION 21 IS A SPECIFIC AND MATERIAL ASPECT OF THIS AGREEMENT AND ACKNOWLEDGES THAT THE COMPANY WOULD NOT HAVE ENTERED INTO THIS AGREEMENT IF THIS SECTION 21 WERE NOT PART OF THIS AGREEMENT.

*     *     *     *     *

IN WITNESS WHEREOF, the Company and Grantee have executed this Option Agreement as of the date first above written.

UHS HOLDCO, INC.

By:
Name:
Title:

GRANTEE:

[ ]

ANNEX I

Fiscal Year	Base Target EBITDA	Capital Expenditures Target

20[ ]	[N/A] [$ (3)]	[[N/A] [$ ](3)

20[ ]	[N/A] [$ (4)]	[N/A] [$ (4)]

20[ ]	[N/A] [$ (4)]	[N/A] [$ (4)]

20[ ]	[N/A] [$ (4)]	[N/A] [$ (4)]

20[ ]	[N/A] [$ (4)]	[N/A] [$ (4)]

20[ ]	[N/A] [$ (4)]	[N/A] [$ (4)]

(3)          Note: Target to be determined by the Board or Committee on or prior to the date of grant.

(4)          Note: Target may be determined by the Board or Committee after the date of grant.  In such case, the applicable target will be so determined by September 30 of the fiscal year preceding the fiscal year for which the target applies.  Each such determination will be made by the Board or Committee in its sole discretion, which determination will, subject to the provisions of Sections 5(c) and 5(e)(ii) of this Agreement, be final, conclusive and binding on the Grantee and the Company.  The Company will notify the Grantee in writing of the Board or Committee’s determination promptly following such determination.